October 30, 1997



Board of Directors
First Federal Savings Bank
2900 Texas Avenue
Bryan, Texas 77802

Re: Federal Income Tax Opinion Relating to the Unit Offering of Units consisting of $1,000 principal amount of subordinated debentures and nine detachable warrants offered by The Bryan-College Station Financial Holding Company under the Internal Revenue Code of 1986, As Amended.

Gentlemen:

You have requested our opinion regarding the federal income tax consequences of the issuance of units (the "unit offering") consisting of $1,000 principal amount of subordinated debentures due in five years and nine detachable warrants (the "warrants") by The Bryan-College Station Financial Holding Company (the "Holding Company").


                                      FACTS

The Holding Company will be formed in accordance with the facts as described in the tax opinion we issued on April 16, 1997 in which we opined on the tax-free formation of the Bryan-College Station Financial Holding Company.

This unit offering will be consummated in conjunction with the stock offering and in accordance with the facts described in our opinion dated April 16, 1997.

The unit offering will consist of between 3,400 and 3,700 units at $1,000 per unit and each unit shall include nine detachable warrants. Each warrant shall entitle the holder thereof to purchase one share of Holding Company common stock, par value $.01 per share, at an exercise price of $12.50, subject to adjustment, at any time prior to the maturity date of the debentures. The consummation of this unit offering is conditioned upon the completion of the Common Stock offering (the "stock offering") as described in our opinion dated April 16, 1997.

The Unit Offering Prospectus contains a detailed description of the unit offering. The Agreement and Plan of Merger and the Joint Proxy Statement/Prospectus contain detailed descriptions of the merger and the stock offering. These documents, as well as the following representations and assumptions, are incorporated in this statement of the facts.


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Board of Directors
First Federal Savings Bank
October 30, 1997
Page 2

                   ADDITIONAL ASSUMPTIONS AND REPRESENTATIONS

We have relied upon the following assumptions and representations in rendering this opinion.

     1. The holders of the units will be individuals and will not include insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations or persons who are not citizens or residents of the United States to whom the tax consequences may be different than those described in this opinion.

     2. The units will be considered to be capital assets within the meaning of Internal Revenue Code Section 1221.

     3. The issuer shall determine the allocation of the issue price of the units between the debenture and the warrants based upon the relative fair market value of each component as of the issue date.

     4. The holders of the units shall be the holders who acquired the units in the original unit offering.

     5. The debentures will not be considered an applicable high yield discount obligation as defined in Internal Revenue Code Section 163(i).

     6. The exercise price of the warrants will be substantially in excess of the fair market value of the Holding Company common stock on the issue date.

     7. The debentures provide for qualified stated interest (i.e., interest that is payable in cash or property, other than debt instruments or equity of the issuer, at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).


                                     OPINION

Based  on  our  understanding  of  the  foregoing  facts,   representations  and
assumptions, and the current applicable laws and regulations, we are of the opinion that for federal income tax purposes:

     1. The excess of the stated redemption price at maturity over the issue price, allocated upon issuance, of the debentures will be considered original issue discount ("OID").

     2. If the OID is considered to be more than de minimus (i.e., if the OID is equal to or greater than .0025 multiplied by the product of the stated redemption price at maturity and the number of years to maturity from the issue date) each holder will be required, and the Holding Company will report to the holder, OID income, which will be includable in the


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Board of Directors
First Federal Savings Bank
October 30, 1997
Page 3

          holder's taxable income, as it accrues which may precede the cash receipt of such OID income by the holder.


     3. The holders of the debentures will include in their taxable income each year both the qualified stated interest and any accrued OID that is not deemed to be de minimus.

     4. The Holding Company will be entitled to a tax deduction for any qualified stated interest computed under its applicable method of accounting as well as any OID.

     5. A holder of a debenture will recognize gain or loss upon the sale, retirement, or other taxable disposition of such debenture and such gain or loss will generally be capital gain or loss.

     6. The gain or loss recognized upon the sale, retirement or other taxable disposition of such debenture will generally be equal to the difference between the amount of cash and the fair market value of property received for such debenture other than amounts representing accrued but unpaid stated interest and the holder's adjusted tax basis in the debentures.

     7. The holder's adjusted tax basis in the debenture shall be equal to the issue price of the debenture, increased by the amount of any OID cumulatively accrued through the sale, retirement or taxable disposition of such debenture which was included in the holder's taxable income.

     8. The holder of each warrant will recognize gain or loss upon the sale or other taxable disposition of such warrant in an amount equal to the difference between the sum of cash and fair market value of property received and the holder's adjusted tax basis in the warrant. The gain or loss will generally be capital gain or loss.

     9. The holder's adjusted tax basis of each debenture and of each warrant shall generally be the portion of the issue price allocated to such debenture and warrant.

     10. The exercise of the warrants will not result in a taxable event to the holder of the warrant (except with respect to the receipt of cash in lieu of a fractional share of Holding Company stock).

     11. A holder's adjusted tax basis in Holding Company stock received upon exercise of a warrant will be equal to the holder's adjusted basis in the warrant plus the cash paid for the shares.

Our opinion is based on the Internal Revenue Code, administrative pronouncements and case law in existence as of the date of this opinion and based on the facts contained herein, as well as the facts and assumptions contained in our opinion on the stock offering dated April 16, 1997.


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Board of Directors
First Federal Savings Bank
October 30, 1997
Page 4

However, our opinion is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions included in our opinion.

No opinion is expressed under the provisions of other sections of the Internal Revenue Code and Regulations which may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinion set forth above.

If any fact or assumption contained in this opinion changes, it is imperative we be notified to determine the effect, if any, on the conclusions reached herein.

Very truly yours,


/s/ Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP